Exhibit 5.2

OPINION OF DECHERT AS TO THE VALIDITY OF THE SECURITIES

April 14, 2011

Corpbanca
Rosario Norte 660
Las Condes
Santiago, Chile

Ladies and Gentlemen:

In connection with the filing on the date hereof of an automatic shelf registration statement on Form F-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration for issue and sale by Corpbanca, a banking corporation (banco) organized under the laws of the Republic of Chile (the “Bank”) of (i) common shares (“Common Shares”), (ii) American Depositary Shares representing Common Shares (“ADSs”) evidenced by American Depositary Receipts (“ADRs”) to be issued pursuant to the Amended and Restated Deposit Agreement, dated as of September 27, 2004, by and among the Bank, The Bank of New York Mellon and all owners and beneficial owners of ADRs issued thereunder, (iii) rights to subscribe for Common Shares (or ADSs representing Common Shares) (“Subscription Rights”) and (iv) debt securities (“Debt Securities” and together with Common Shares, ADSs and Subscription Rights, the “Securities”), we, as your special United States counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, agreements and certificates and other documents, and examined such questions of law, as we have considered necessary or appropriate for the purposes of this opinion letter.

In our examination, we have assumed the authenticity of the same, the correctness of the information contained therein, the genuineness of all signatures, the authority of all persons entering and maintaining records or executing documents, agreements and certificates (other than persons executing documents, agreements and certificates on behalf of the Bank), and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents, agreements or certificates. In rendering our opinions, we have relied as to factual matters upon certificates of public officials and certificates and representations of officers of the Bank.

Upon the basis of such examination and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we advise you that, in our opinion when the Registration Statement relating to the Securities is effective under the Securities Act, including any post-effective amendments, documents incorporated by reference therein or prospectus supplements, and not terminated or rescinded by the Commission, when the indenture relating to the Debt Securities (the “Indenture”) has been duly authorized, executed and delivered and qualified under the Trust Indenture Act of 1939, as amended, when the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Bank and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Bank, and when the Debt Securities have been duly authorized, executed and authenticated in accordance with the Indenture, duly delivered by or on behalf of the Bank against payment therefor, and issued and sold as contemplated in the Registration Statement or the related prospectus and by such corporate action, the Debt Securities will constitute valid and legally binding obligations of the Bank.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (d) any provision permitting, upon acceleration of the Debt Securities, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (e) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (h) provisions authorizing or validating conclusive or discretionary determinations, (i) grants of setoff rights, (j) proxies, powers and trusts, (k) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (l) the severability, if invalid, of provisions to the foregoing effect.

The opinions expressed herein are limited to the federal laws of the United States of America and the laws of the State of New York. Our opinions are rendered only with respect to such laws, and the rules, regulations and orders under such laws that are currently in effect. We express no opinion with respect to the applicability of the laws of the State of New York, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state. In rendering the foregoing opinion, we have relied, with your permission and consent, without independent investigation, upon the opinion letter, dated April 14, 2011, of Barros y Errázuriz Abogados (the “Barros Opinion Letter”), with respect to all matters of Chilean law, and our opinions are subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the Barros Opinion Letter.

This opinion letter is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Securities Act, and no opinion is expressed herein as to any matter other than as to the legality of the Debt Securities. This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Validity of the securities” in the prospectus contained therein. In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Dechert LLP